EXHIBIT O

PROPOSED RESOLUTIONS FOR
FRANKLIN TEMPLETON MONEY FUND TRUST (THE “TRUST”)

WHEREAS, the Board of Trustees has created an additional class of shares of the Franklin Templeton Money Fund (the “F-T Money Fund”) to be designated as “Class A” shares of the F-T Money Fund; and

WHEREAS, the Board of Trustees has approved the automatic conversion of the F-T Money Fund’s shares designated as “Class B” into Class A shares of the F-T Money Fund on substantially the same terms and conditions as the Class B shares of other Franklin Templeton funds convert into Class A shares of their respective Funds;

NOW, THEREFORE, BE IT RESOLVED, that the provisions relating to the rights and preferences of the Class B shares of the F-T Money Fund (both issued and outstanding and to be issued in the future) be, and they hereby are, approved as provided for herein, amended to provide for their automatic conversion into Class A shares as follows; and it is further

RESOLVED, that with respect to each Class B share of the F-T Money Fund:

      (a) Other than shares described in this section (a) each Class B share of the F-T Money Fund shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares of the Fund on the Conversion Date. The term “Conversion Date” means a date set forth in the Prospectus of the F-T Money Fund that is no later than three months after either (i) the date on which the eighth anniversary of the date of issuance of the shares occurs, or (ii) any such other anniversary date as may be determined by the Board of Trustees of the Trust and set forth in the Prospectus of the F-T Money Fund; provided that any such other anniversary date determined by the Board of Trustees of the Trust shall be a date that will occur prior to the anniversary date set forth in clause (i) and any such other date theretofore determined by the Board of Trustees of the Trust pursuant to this clause (ii); but further provided that, subject to the provisions of the next sentence, for any Class B shares of the F-T Money Fund acquired through an exchange, or through a series of exchanges, as permitted by the Trust and as provided in the Prospectus of the F-T Money Fund, from another investment company or series of an investment company, including the Trust (an “eligible investment company”), the Conversion Date shall be the conversion date applicable to the shares of the eligible investment company originally subscribed for in lieu of the Conversion Date of any shares acquired through exchange if such eligible investment company issuing the shares originally subscribed for had a conversion feature, but not later than the Conversion Date determined under (i) above. For the purpose of calculating the holding period required for conversion, the date of issuance of a Class B share of the F-T Money Fund shall mean (i) in the case of a Class B share of the F-T Money Fund obtained by the holder thereof through an original subscription to the Trust, the date of the issuance of such Class B share of the F-T Money Fund, or (ii) in the case of a Class B share of the F-T Money Fund obtained by the holder thereof through an exchange, or through a series of exchanges, from an eligible investment company, the date of issuance of the share of the eligible investment company to which the holder originally subscribed.

      (b) Each Class B share of the F-T Money Fund (i) purchased through the automatic reinvestment of a dividend or distribution with respect to the Class B shares of the F-T Money Fund or the corresponding class of any other eligible investment company issuing such class of shares, or (ii) issued pursuant to an exchange privilege granted by the F-T Money Fund in an exchange or series of exchanges for shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to shares of an eligible investment company, shall be segregated in a separate sub-account on the share records of the F-T Money Fund for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the separate sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into shares of Class A of the F-T Money Fund. The number of shares in the holder’s separate sub-account so converted shall (i) bear the same ratio to the total number of shares maintained in the separate sub-account on the Conversion Date (immediately prior to conversion) as the number of shares of the holder converted on the Conversion Date pursuant to section (a) hereof bears to the total number of Class B shares of the holder on the Conversion Date (immediately prior to conversion) after subtracting the shares then maintained in the holder’s separate sub-account, or (ii) be such other number as may be calculated in such other manner as may be determined by the Board of Trustees of the Trust and set forth in the Prospectus of the F-T Money Fund.

      (c) The number of Class A shares of the F-T Money Fund into which a Class B share is converted pursuant to sections (a) and (b) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares for purposes of sales and redemptions thereof on the Conversion Date by the net asset value per share of the Class A shares for purposes of sales and redemptions thereof on the Conversion Date.

     (d) On the Conversion Date, the Class B shares converted into shares of Class A will no longer be deemed outstanding and the rights of the holders thereof (except the right to (i) receive the number of shares of Class A into which Class B shares have been converted, (ii) receive declared but unpaid dividends to the Conversion Date or such other date set forth in the Prospectus

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of the F-T Money Fund and (iii) vote converting shares of the F-T Money Fund held as of any record date occurring on or before the Conversion Date and theretofore set with respect to any meeting held after the Conversion Date) will cease. Certificates representing Class A shares of the F-T Money Fund resulting from the conversion need not be issued until certificates representing Class B shares converted, if issued, have been received by the F-T Money Fund or its agent duly endorsed for transfer.

      (e) The automatic conversion of the Class B shares of the F-T Money Fund into Class A shares of the F-T Money Fund, as set forth in sections (a) and (b) hereof, may also be suspended by action of the Board of Trustees of the Trust at any time that the Board of Trustees determines such suspensions to be appropriate.

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